FLEXSTEEL INDUSTRIES, INC.

CASH INCENTIVE COMPENSATION PLAN
NOTIFICATION OF AWARD

TO: «Employee_Name»

1. Performance Award. Flexsteel Industries, Inc., (the “Company”), grants to you an Award under the Flexsteel Industries, Inc. Cash Incentive Compensation Plan (the “Plan”) provided upon request.

Grant Date:	Performance Period:	Base Salary:
Target Percentage Participation %:	Target Cash Value:

2. Performance Goals. To be eligible to receive payment under this Award, you must meet the Performance Goals set forth below. If the threshold goal amount is not reached, no amounts will be paid in any category.

($’s in Millions)

Weighting %	GOAL(S)	Goal Achievement Posts
		Threshold 40%	TARGET 100%	Special 200%

100%

3. Calculation of Award. Following the close of the Performance Period, the Award payable to you will be calculated by the achievement of the Performance Goal(s) against the Target Performance Award to determine your Award payout for the Performance Period.

4. Employment Requirement. In general, in order to receive an Award payment under this Notification of Award, you must be employed by the Company on the date of payout. However, if your employment is terminated during a Performance Period as a result of your (i) death, (ii) disability, (iii) retirement on or after your Retirement Date, or (iv) Involuntary Termination during the Change in Control Protection Period (See Attachment A, “Definitions”), then you (or your beneficiary in the case of your death) will be entitled to receive a pro rata portion of the Award based on the number of days you were employed by the Company during the Performance Period.

5. Payment of Award. Your Award for a Performance Period will be paid to you in a cash lump sum after the audited financials for the Performance Period are completed, but no later than

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the 15th day of the third month following the end of the Performance Period, unless a delay is otherwise permitted under the terms of the Plan. Under certain circumstances, the payment may be made at an earlier date, as determined by the Committee.

6. Withholding Taxes. The Company may deduct and withhold from any payment due you under this Notification of Award or any other compensation payable to you by the Company any taxes due as a result of the Award payout.

7. Forfeiture and Repayment. If you receive or become entitled to receive a payment under this Award within six months before your Separation from Service with the Company, the Company, in its sole discretion, may require you to forfeit or return the Award, as the case may be, in the event you: (a) engage in Competitive Activity at any time during your employment or within a two-year period after your Separation from Service or (b) engage in Improper Use of Confidential Information at any time. (See Attachment A, “Definitions.”) The Company also reserves the right to require you to pay back to the Company any amount received under the Award as described in Section 6.5 of the Plan. Further, in no event will you be entitled to an Award under this Notification of Award if you have a Termination for Cause at any time before the payment date of the Award.

8. No Employment Contract. Nothing contained in the Plan or this Notification of Award creates any right to your continued employment or otherwise affects your status as an employee at will. You acknowledge that the Company and you each have the right to terminate your employment at any time for any reason or for no reason at all, subject only to the terms of any written employment agreement between you and the Company.

9. Governing Terms. The Award is subject to the terms of this Notification of Award and the terms of the Plan. In the event of any conflict between the terms of the Notification of Award and the Plan, the terms of the Plan will govern. Capitalized terms used but not defined in this Notification of Award will have the meanings given to them in the Plan.

10. Acknowledgment. Your receipt of this Notification of Award constitutes your agreement to be bound by the terms and conditions of this Notification of Award and the Plan.

FLEXSTEEL INDUSTRIES, INC. Acknowledgment of Receipt:

Derek P. Schmidt Date <Name> Date

President & CEO

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ATTACHMENT A

FLEXSTEEL INDUSTRIES, INC.

CASH INCENTIVE COMPENSATION PLAN

NOTIFICATION OF AWARD DEFINITIONS

The Capitalized terms used in this Notification of Award have the meanings set forth below.

“Change in Control” means the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, if any one Person is already considered to own more than 50% of the total voting power of the stock of the Company, the acquisition of additional stock by such Person will not be considered a Change in Control; or

(ii) Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

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For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. “Change in Control Protection Period” means the period beginning with the date of execution of a definitive agreement that results in Change in Control through the date 24 months after a Change in Control.

“Competitive Activity” means any of the following regardless of whether it is undertaken, directly or indirectly, on your own behalf or on behalf of any person or entity other than the Company, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, contractor, consultant or otherwise:

(i) Engaging in any business activity, in any geographic market in which the Company is then engaged in business that is competitive with the business of the Company; or

(ii) Hiring or soliciting for employment any person who is then an employee of the Company; or

(iii) Inducing or attempting to induce any person to end his or her employment relationship with the Company; or

(iv) Soliciting business concerning any business (as described in Section (i) above) from any person or entity who is, or who was, a client, customer, prospective client, or prospective customer of the Company; or

(v) Taking any action to divert business from, or inducing or attempting to induce any customer or prospective customer or any vendor, supplier or other business relation to cease doing business with the Company.

“Improper Use of Confidential Information” means:

(i) Any use or disclosure of Confidential Information except as required for the performance of the Participant's duties as an employee of the Company;

(ii) Any act or omission that directly or indirectly would materially reduce the value of Confidential Information except for such acts or omissions that are required for the performance of the Participant’s duties as an employee of the Company.

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(iii) Notwithstanding anything in Sections (i) or (ii) above, Improper Use of Confidential Information does not include:

(A) any disclosure, use or other act or omission that is expressly authorized in writing, in advance by the Company; or

(B) any required disclosure of Confidential Information by law or legal process, if: (x) the Participant provides prompt notice to the Company in writing, and prior to disclosing any Confidential Information, so that the Company may elect to seek an appropriate protective order to prevent disclosure at the Company’s option and expense; and (y) the Participant cooperates with the Company in any efforts to seek a protective order.

For purposes of this definition, “Confidential Information” means any non-public information regarding the Company or any of its owners, directors, representatives, agents, employees, suppliers, vendors, shareholders, members, clients, customers, or other third parties or entities with whom the Company does business and which the Participant has learned or developed in the past as a result of Participant’s employment by or association with the Company or which the Participant learns or develops while providing services to the Company. Confidential Information includes, but is not limited to, trade secrets, information about customers, prospective customers, marketing strategies, business strategies, sales strategies, products, services, key personnel, suppliers, pricing, technology, computer software code, methods, processes, designs, research, development systems, techniques, finances, accounting, purchasing, forecasts, or planning. All information disclosed to the Participant or to which the Participant obtains access in whatever form, whether originated by the Participant or by others, during the period that the Participant provides services to the Company will be presumed to be Confidential Information if it is treated by the Company as being Confidential Information or if the Participant has a reasonable basis to believe it to be Confidential Information. For these purposes, Confidential Information will not include knowledge or information: (i) that is now or subsequently becomes generally publicly known, other than as a direct or indirect result of Improper Use or Disclosure of Confidential Information by a Participant; or (ii) that is independently made available to the Participant in good faith by a third party who has not violated any legal duty or confidential relationship with the Company.

“Involuntary Termination” has the meaning set forth in U.S. Treasury Regulation §1.409A-1(n). Generally, this means that the Company has terminated your employment under circumstances that do not constitute a Termination for Cause, where you have not initiated or requested the termination and you are willing and able to continue your employment. An “involuntary termination,” for these purposes, also includes your separation from service during the Change in Control Protection Period due to “good reason.” A separation from service is due to “good reason” if your separation occurs due to a material diminution in base compensation; a material

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diminution of the Participant’s authority, duties, or responsibilities; or a material change in the geographic location at which the Participant must perform services. In order for a separation from service to be considered a “good reason” separation from service, you must provide a written notice to the Company of the existence of the condition within a 30-day period following the initial existence of the condition, upon which the Company must be provided a period of at least 90 days during which it may remedy the condition.

“Termination for Cause” means the termination of the Participant’s employment by the Company for a reason described below, as determined within the sole discretion of the Plan Administrator:

(i)
The willful and continued failure of the Participant to perform substantially the Participant’s duties as established from time to time by the Company’s management (other than any such failure resulting from a disability), after a written demand for substantial performance is delivered to the Participant by the Company’s management that specifically identifies the manner in which the management believes that the Participant has not substantially performed the Participant’s duties;
(ii)
Dishonesty, fraud, misappropriation of funds, theft relating to the Participant’s position, harassment, an act of violence, acts punishable by law, misconduct as described in the Flexsteel Industries, Inc. Employee Handbook, as amended from time to time, or such other serious misconduct as will be determined by the Company to constitute conduct that warrants forfeiture pursuant to the Plan and Section 8 of this Notification of Award.

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